EXHIBIT 10.8

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”), dated as of May 20, 2014, is made by and between T.B.A. Insurance Group, Ltd., a Texas limited partnership (the “Company”) and Lonnie Ledbetter (“Executive”).

Recitals

WHEREAS, Executive is currently employed as the Company’s Chief Executive Officer; and

WHEREAS, Executive is resigning from his employment relationship with the Company; and

WHEREAS, the Company desires to continue to benefit from Executive’s expertise, experience and knowledge of the Company and its subsidiaries and to ensure Executive’s provision of consulting services under the terms and conditions of this Agreement; and

WHEREAS, Executive agrees to provide consulting services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.                                      Effective Time. Subject to Section 6(d) hereof, this Agreement shall become effective (the “Effective Time”) immediately upon the closing of the proposed private common stock offering (the “Private Offering”) by the Company’s ultimate parent entity, State National Companies, Inc., a Delaware corporation (“SNCI”), provided that such closing occurs prior to July 30, 2014. If the Private Offering is not completed by that date, this Agreement shall be void ab initio and of no further force or effect.

2.                                      Termination of Employment

(a)                                 General. Effective as of the Effective Time, Executive hereby resigns from (i) any positions as an officer of the Company, SNCI and all of their subsidiaries or affiliates and (ii) the Board of Directors of the Company, SNCI, and all of their subsidiaries or affiliates; provided, however, that Executive shall continue as a Director of State National Insurance Company, National Specialty Insurance Company and United Specialty Insurance Company (the “Excepted Entities”).

(b)                                 Accrued Benefits. Following the Effective Time, the Company shall pay Executive all earned but unpaid base salary through the Effective Time and Executive shall be entitled to receive any vested benefits as of the Effective Time in accordance with, and subject to, the terms of the applicable Company (and/or subsidiary) employee benefit plans. Except as otherwise specifically provided in the immediately preceding sentence, from and after the Effective Time, Executive shall cease to have any right to compensation or benefits from the Company or any of its subsidiaries relating to (i) his employment with the Company or its subsidiaries or (ii) the termination thereof. Executive specifically acknowledges that his 2013 annual bonus was paid to him prior to the Effective Time.

3.                                           Consulting Relationship

(a)                            Consulting Services. Executive shall serve as a consultant to the Company during the period beginning on the Effective Time and continuing for 12 months thereafter (the “Consulting Term”). In such capacity, Executive shall be required to devote up to 10 hours per week in the performance of such consulting services, in all cases, as the Chief Executive Officer and/or the Board of Directors of the Company may reasonably request. The Consulting Services shall be provided upon reasonable notice and at reasonable times, and may be provided remotely or telephonically, unless the Chief Executive Officer or the Board determines that it is desirable for Executive to provide such Consulting Services in person and/or at a particular location; provided, however, that any such location shall be in reasonable proximity to Executive’s primary residence.

(b)                            Independent Contractor. Executive acknowledges that his employment with the Company and its parent and affiliates will cease as of the Effective Time and that in providing the Consulting Services, he shall at all times be an independent contractor (and not an employee) of the Company. Executive acknowledges and agrees that he shall be solely responsible for his actions and inactions in providing the Consulting Services and shall not make any representations to being an employee or agent of the Company or any of its subsidiaries. Executive further acknowledges and agrees that, on and after the Effective Time, he shall no longer be entitled to participate in, or accrue benefits under, any employee benefit plan (including, without limitation, any health, dental, life insurance, disability or retirement plan) maintained by the Company or any of its affiliates, notwithstanding any determination by any regulatory agency or court that Executive is a common law employee of the Company, or any provision in any such plan to the contrary.

4.                                      Compensation

(a)                            Fee for Consulting Services. During the Consulting Term, subject to Executive’s compliance with Section 3(a) above, Executive shall receive an amount equal to $41,666.67 per month (pro-rated for any partial month worked), payable in arrears on a bi-weekly basis (i) commencing coincident with the Company’s first payroll date following the Effective Time; and (ii) continuing coincident with each of the Company’s payroll dates thereafter occurring during the Consulting Term.

(b)                            Expense Reimbursement. The Company shall reimburse Executive for all reasonable and itemized out-of-pocket business expenses incurred by Executive in connection with his provision of the Consulting Services, and any such reimbursement shall be made by the Company to Executive within 30 days of such business expenses having been properly reported to the Company by Executive in accordance with the Company’s policies and procedures (as in effect from time to time).

(c)                             Termination. Upon the expiration of the Consulting Term, the Company’s sole obligation to Executive shall be to pay to Executive any earned but unpaid portion of the consulting fee described in Section 4(a) above through the end of the Consulting Term, plus any unreimbursed business expenses incurred through the end of the Consulting Term that are otherwise reimbursable under Section 4(b) above.

5.                                      No Other Compensation. Other than the compensation provided in Sections 2 and 4, Executive shall not be entitled to receive any payments, benefits or other compensation from the Company or any of its affiliates. Neither Section 2, Section 4 nor this Section 5 are intended to preclude Executive from receiving any fees for his services as a member of the Boards of Directors of the Excepted Entities.

6.                                      General Release

(a)                                 Release. In consideration for the compensation and other benefits set forth in Section 4 of this Agreement, and for other good and valuable consideration, Executive, on behalf of Executive, Executive’s heirs, estate, executors, administrators, agents, beneficiaries, trustees, legal and other representatives, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its parent, subsidiaries or any related companies, and any of its or their officers, directors, principals, shareholders, employees, agents, employee benefit plans (including the administrators and fiduciaries thereof) or representatives (collectively “Releasees”), from any and all charges, promises, actions, causes of action, covenants, contracts, controversies, agreements, complaints, claims, liabilities, obligations, suits, demands, grievances, arbitrations, costs, losses, debts and expenses, including attorney’s fees, of any nature whatsoever (hereinafter “Claims”), known or unknown, foreseen or unforeseen, which Executive has or may have against Releasees, or any of them, arising at any time prior to and including the date Executive signs this Agreement. The Claims covered by this general release include, without limitation, (1) any and all Claims which relate directly or indirectly to Executive’s employment with Company or his separation from that employment; (ii) any and all Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, breach of contract, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, misrepresentation or any other tort; and (iii) any and all Claims under the laws of the United States, the State of Texas or any other state, or any local jurisdiction, for discrimination based upon sex, race, age, national origin, religion, handicap, disability, retaliation, or on any other basis, including, without limitation, all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Chapter 21 of the Texas Labor Code and Section 451 of the Texas Labor Code, and any related federal, state or local laws otherwise covering Executive’s employment and the separation therefrom.

(b)                                 Acknowledgment. Executive agrees and acknowledges that this Section 6 constitutes a knowing and voluntary waiver of all rights or Claims Executive may have as of the date Executive signs this Agreement and that Executive has no physical or mental impairment of any kind which has interfered with his ability to read and understand the meaning of this Agreement or its terms.

(c)                                  Covenant not to Sue. Executive agrees and covenants not to file, initiate, join, or accept any relief in any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 6 of this

Agreement. Executive agrees and acknowledges that, in the event that he breaches any obligation under this Section 6, then Executive will be obligated to repay the Company any amounts paid under Section 4 above and to reimburse the applicable Releasees for their reasonable costs and attorney’s fees incurred in defending against those Claims that are found to be barred by this Agreement. Notwithstanding the foregoing, nothing in this Section 6(c) or this Agreement shall preclude Executive from challenging the validity of the release in this Section 6 under the requirements of the Age Discrimination hi Employment Act (“ADEA”), and Executive shall not be responsible for reimbursing the attorney’s fees and costs of the Releasees, or repaying any amounts paid under Section 4, in connection with such a challenge to the validity of the release. However, Executive acknowledges that the release contained in this Agreement applies to all Claims he has under the ADEA, and that, unless the release is held to be invalid, all of his Claims under the ADEA shall be extinguished.

(d)                                                                                 Review and Revocation Rights. Executive is hereby advised to consult with counsel before executing this Agreement. Executive hereby acknowledges and understands that he has the right to consider this Agreement, including the general release contained in this Section 6, for a period of 21 days prior to execution. Executive further acknowledges and understands that for seven days following his execution of this Agreement, Executive may revoke this Agreement by providing written notice to the Company at the address provided below in Section 11(e). This Agreement shall not become effective or enforceable until the seven-day revocation period has expired without revocation. Executive represents and acknowledges that he has read the Agreement, understands its terms and has entered into this Agreement freely and voluntarily. The release contained in this Section 6 shall not be deemed void or voidable by claims of duress, deception, mistake of fact, or otherwise.

7.                                      Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the conflict of laws rules of that state.

8.                                      Counterparts. This Agreement may be executed in counterparts (including by facsimile or portable document format (“PDF”)), each of which shall be deemed an original and both of which together shall constitute one and the same instrument. At the request of a party, the other party will confirm facsimile or PDF counterparts by signing a duplicate original document.

9.                                      Compliance with Section 409A of the Code. The provisions of this Section 9 shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Internal Revenue Code (the “Code”).

(a)                                 General Suspension of Payments. If Employee is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of Employee’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the six months and one day following Employee’s termination, (ii) the date of Employee’s death, or (iii) any date that otherwise complies with Section 409A of the Code.

(b)                                 Separation from Service. For purposes of this Agreement, any reference to “termination” of Employee’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to Employee prior to the date such Employee incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(c)                                  Installment Payments. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

(d)                                 Expenses. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

(e)                                  General. Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Employee.

10.                               Counsel. Executive acknowledges that he has been advised to consult with counsel concerning this Agreement, has had ample opportunity to consult with counsel of his own selection and has so consulted to the extent Executive determined to be necessary or appropriate.

11.                               Miscellaneous

(a)                                 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

(b)                                 Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company.

(c)                                  Entire Agreement. This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as specified herein, replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto. Executive and the Company acknowledge that this Agreement is intended to embody a complete and final resolution of the employer-employee relationship between Executive and the Company. Executive further acknowledges and agrees that the payments and benefits described in this Agreement are all that he is entitled to receive from the Company, and that the Company shall have no liability or obligation to his in excess of such amounts.

(d)                                 Modification. No alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by each party hereto.

(e)                                  Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

T.B.A. Insurance Group, Ltd.
1900 L. Don Dodson Drive
Bedford, Texas 76021

Attention: Terry Ledbetter

To Executive:

At his address in the Company’s records,

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

(0                                     Taxes. The Company shall have the right to withhold from any amounts payable hereunder any federal, state, local or other taxes that the Company determines are required to be withheld.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first date set forth above.

EMPLOYER:

T.B.A. INSURANCE GROUP, LTD.

By: SNC Financial GP, LLC, its general partner

By:	/s/ Terry Ledbetter
Name:	Terry Ledbetter
Title:	President

Address:	1900 L. Don Dodson Drive
Bedford, Texas 76021
Attn:

Facsimile:

EXECUTIVE:

/s/ Lonnie Ledbetter
Lonnie Ledbetter